Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Aug-04	Jul-04	Jun-04
Yield	16.33%	14.78%	15.91%
Less: Coupon	2.28%	2.07%	1.96%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.25%	5.16%	6.04%
Excess Spread	7.30%	6.05%	6.41%

Three Month Average Excess Spread	6.59%	6.32%	6.49%

Delinquency:
30 to 59 days	1.14%	1.14%	1.10%
60 to 89 days	0.80%	0.76%	0.74%
90 + days	1.63%	1.64%	1.68%
Total	3.57%	3.54%	3.52%

Payment Rate	19.91%	17.96%	18.85%